Exhibit 5.1
                                    ALSTON&BIRD LLP
                         3201 Beechleaf Court, Suite 600
                             Raleigh, NC 27604-1062

                                  919-862-2200
                                Fax: 919-862-2260
                                 www.alston.com

Robert H. Bergdolt     Direct Dial:  919-862-2216   E-Mail: Rbergdolt@alston.com

                                  June 13, 2003

BNP Residential Properties, Inc.
3850 One First Union Center
Charlotte, NC   28202-6302

         Re: Legality of shares covered by Registration Statement on Form S-3 (File No. 333-______) the "Registration Statement")

Dear Ladies and Gentlemen:

         We are acting as counsel for BNP Residential Properties, Inc., a Maryland corporation (the "Company"), in connection with the preparation and filing of the Registration Statement, which covers the registration by the Company of 146,964 shares issuable upon the redemption of certain outstanding partnership units in BNP Residential Properties Limited Partnership (the "Shares").

         We have reviewed such documents and considered such matters of law and fact as we, in our professional judgment, have deemed appropriate to render the opinion contained herein. We are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Shares and for the purpose of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed.

         Based upon and subject to the foregoing and the further limitations and qualifications hereinafter expressed, it is our opinion that the Company has the authority pursuant to its charter to issue the Shares, and the Shares will be duly authorized, validly issued, fully paid and non-assessable upon (a) the adoption by the board of directors of a resolution in form and content required by Maryland law, and (b) delivery of the consideration contemplated by the Agreement of Limited Partnership of BNP Residential Properties Limited Partnership.

     One Atlantic Center          Bank of America Plaza
  1201 West Peachtree Street     101 South Tryon Street,
    Atlanta, GA 30309-3424             Suite 4000
         404-881-7000           Charlotte, NC 28280-4000
      Fax: 404-881-7777               704-444-1000
                                    Fax: 704-444-1111



   90 Park Avenue        601 Pennsylvania Avenue, N.W.
 New York, NY 10016       North Building, 10th Floor
    212-210-9400           Washington, DC 20004-2601
  Fax: 212-210-9444              202-756-3300
                               Fax: 202-756-3333

BNP Residential Properties, Inc.
June 13, 2003
Page 2


         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references therein to us and this opinion under the heading "Legal Opinions." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

         Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

                                  Very truly yours,

                                  ALSTON & BIRD LLP



                                  By:      /s/ Robert H. Bergdolt
                                           -----------------------------------
                                               Robert H. Bergdolt, Partner
RHB/nrs